Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Tesetaxel Results as Initial Chemotherapy for Women with Breast Cancer Presented at ASCO

- Early Data Show High Response Rate, Low Incidence of Neuropathy and Hair Loss

BERKELEY HEIGHTS, NJ – June 2, 2011 - Genta Incorporated (OTCBB: GNTA) today announced interim results that show a high objective response rate in an ongoing trial using tesetaxel as initial chemotherapy in women with recurrent breast cancer. The U.S. trial is lead by Memorial Sloan-Kettering Cancer Center, New York, NY.  The data were released in conjunction with a presentation at the 2011 annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL.  Tesetaxel is the leading oral taxane in clinical development.

This ongoing study targets women who are hormone-refractory, but previously untreated with chemotherapy for recurrent or metastatic disease.  Prior adjuvant chemotherapy is allowed if the first relapse was at least 12 months after the last dose.  To date, 20 patients have been accrued.  Major objective responses (confirmed or unconfirmed partial responses) have been observed in 6 of 10 evaluable patients (60%) who have achieved a median reduction in tumor size of 55% (range, 47% to > 95%).  One additional patient has achieved stable disease on continued therapy, and 10 patients are too early to evaluate.

Tesetaxel has been generally well-tolerated.  Neutropenia has been the most common adverse event, and other adverse experience has been consistent with prior reports.  No substantial neuropathy or alopecia (hair loss) has been observed.

“While early, these data suggest substantial activity for tesetaxel as initial therapy for women with recurrent breast cancer, and accrual to this schedule is expected to complete later this month”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Our prior results using tesetaxel as 2nd-line therapy in patients with more advanced disease yielded a major response rate of 38%.  The lack of hypersensitivity reactions and significant nerve damage -- coupled with dosing flexibility, elimination of premedication requirements, and a high level of patient convenience – offer important advantages for patients.  Based on these data, we are convening an expert panel to review registration strategies for tesetaxel in breast cancer.”

Tesetaxel in Advanced Breast Cancer

In an initial Phase 2a, open-label, single arm, multi-center study, the efficacy and safety of tesetaxel was evaluated in 2 patient cohorts who received starting doses of 27 mg/m2 or 35 mg/m2 administered once every 3 weeks.  All patients had progressed on chemotherapy regimens that had included an anthracycline.  Of 32 evaluable patients, 13 patients (38%) achieved a partial response and 11 patients achieved stable disease for a disease control rate of 75%.  Neutropenia was the dose-limiting adverse effect.  In the ongoing trial in patients with newly recurrent disease (described above), the starting dose of 27 mg/m2 can be escalated in subsequent cycles to 35 mg/m2 as tolerated.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

●	Is active in diseases that are resistant to standard taxanes
●	Is not associated with serious (occasionally fatal) hypersensitivity reactions
●	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
●	Reduces damage to peripheral nerves
●	Offers flexible and convenient dosing for patients

Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies. A second portfolio compound, Genasense® (oblimersen sodium) Injection, is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  The Company has recently announced that a randomized trial of Genasense did not increase overall survival in patients with advanced melanoma.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

●	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
●	the safety and efficacy of the Company’s products or product candidates;
●	the timing of commencement and completion of any clinical trials;
●	the Company’s assessment of its clinical trials;
●	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
●	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
●	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
●	the adequacy of the Company’s patents and proprietary rights;
●	the impact of litigation that has been brought against the Company; and
●	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2011 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com